Exhibit 99.1

For Immediate Release

SWS Announces Financial Results for First Quarter of Fiscal 2005

Company reports diluted earnings of $1.11 per share

DALLAS, Nov. 1, 2004 – SWS Group, Inc. (NYSE: SWS – news) today announced net income of $19 million, or diluted earnings per share (EPS) of $1.11, on revenues of $88.6 million for its fiscal first quarter ended Sept. 24, 2004. In the comparable quarter of the prior year, SWS reported net income of $1.3 million or diluted EPS of 7 cents, on revenues of $63.8 million.

The September 2004 quarter includes a non-cash, pre-tax gain of $23.6 million from the exchange at maturity of the company’s 5% Exchangeable Subordinated Notes in the form of Derivative Adjustable Ratio Securities(SM) (DARTS(SM)) for Knight Trading Group (Nasdaq: NITE) common stock held by the company. Without this gain, SWS would have reported diluted EPS of 22 cents for the quarter.

Upon maturity of the DARTS on June 30, 2004, SWS satisfied its obligation by delivering 373,550 shares of NITE common stock to the note holders. SWS has no remaining investment in NITE shares as a result of this transaction. Of the $23.6 million gain, $4.8 million was on extinguishment of the debt, with the remainder reflecting the difference in the fair value of the NITE stock upon acquisition and the fair value of the NITE stock on the hedging date.

“Hedging the investment in Knight Trading Group stock worked out very well for the company and our shareholders,” said SWS Group Chief Executive Officer Donald W. Hultgren. “Revenues, net income and earnings per share generated from sources other than the DARTS transaction were higher than a year ago.”

SWS Group Announces First Quarter Results / 2

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SWS sold part of its investment in Archipelago Holdings (Amex: AX) common stock, which had a favorable impact on the quarter’s results. Archipelago, an all-electronic stock exchange, completed its initial public offering of common stock on Aug. 19, 2004. SWS sold 23,714 of its 67,435 AX shares for a pre-tax gain of $254,000. SWS now owns 43,721 shares of AX. SWS recorded a gain of $658,000 on these shares as the carrying value of the investment was adjusted to the market value of the new public company.

Hultgren said SWS’ first quarter is traditionally its slowest with the lowest volumes. He said that traditional seasonal softness extended this year past summer into September as a result of continued investor uncertainty with the upcoming election, continued threats of terrorist attacks, rising oil prices and interest rates. The firm had a 12 percent drop in commission revenue as trading volumes decreased in the Private Client Group and Fixed Income Sales and Trading. The firm has recruited four PCG investment executives since the end of the quarter just a few weeks ago. “We are focused on filling our existing brokerage offices with producing investment executives,” Hultgren said. “We have already made the investment in facilities and equipment and currently have space to accommodate more than 50 additional producers. Each producer we add to our existing offices will contribute incrementally to our revenue and income stream.”

Net clearing revenues declined as a result of a drop in total transactions processed to 4.9 million from 9.1 million in the first quarter a year ago, primarily in the company’s day trading correspondents. One of Southwest Securities’ high volume trading customers, representing $637,000 in net revenues in the first quarter, began clearing through one of their parent company’s affiliates at the end of the quarter, which will further reduce volumes in the second fiscal quarter. Conversely, revenue per transaction increased 29 percent to 75 cents from 58 cents a year ago, a trend we also expect to continue in the second fiscal quarter. The number of correspondents declined by 10 to 219.

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SWS Group Announces First Quarter Results / 3

Hultgren noted that net interest revenue from customer margin balances increased 29 percent for the quarter, as average margin balances increased $88 million over those of the prior year’s quarter. Investment banking results improved as both Corporate Finance and Public Finance fees increased.

“We also had an excellent quarter on the expense side of the ledger,” Hultgren said, noting the continuing decline of occupancy and equipment and communications expenses, which dropped by $583,000 from the same quarter a year ago. He also pointed to a $2.8 million decrease in “other expense” as compared to totals from the first quarter last year. Improvement came from a number of areas including reduced state taxes due to the resolution of several tax issues in the firm’s favor, a reduced loan loss provision at Southwest Securities Bank, and decreases in legal expenses.

Southwest Securities Bank continued to be a major contributor to profitability. To counter the trend of rising interest rates and declining volumes in its purchased mortgage loan program, the bank began to diversify its lending base through increased commercial lending. As a result of this community banking focus, Hultgren said the bank’s commercial real estate loans were up 21 percent and consumer loans increased more than 60 percent from the levels of the previous year’s first quarter. He said the bank also recently entered the single-family mortgage banking business in the Dallas-Fort Worth and South Texas markets.

SWS book value per share increased 24 cents to $14.71 from $14.47 in the immediately preceding quarter.

After the end of the quarter, the company ceased the operations of May Financial Corporation and closed May’s trading office in Brighton, Mich. As a result, the firm will recognize approximately $543,000 in disposal costs in the second quarter. May Financial’s revenues represented 0.6 percent of total consolidated revenues in the first quarter of fiscal 2005.

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SWS Group Announces First Quarter Results / 4

There was no change from the company’s previously released information regarding the regulatory actions related to mutual funds; thus there was no change in the contingent liability in the quarter.

SWS Group, Inc. is a Dallas-based holding company that offers a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. Subsidiaries of the company include Southwest Securities, Inc., Southwest Securities Bank, SWS Financial Services, Inc., SWS Capital Corporation and Southwest Insurance Agency.

This release contains forward-looking statements regarding the company’s future overall performance. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, final resolution of the SEC and NYSE regulatory inquiries and those factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the SEC.

(Financial Statements and Reconciliation of Non-GAAP Financial Information Follow)

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

SWS believes that the presentation of EPS excluding the gain on the maturity of the DARTS is useful to investors because it is more indicative of SWS’ operating performance. Management has provided this information to assist the reader in understanding the impact of the large gain recognized when the DARTS matured June 30, 2004 that is discussed herein. While management believes this non-GAAP financial measure is useful in evaluating SWS, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.

(In thousands, except per share amounts)

3 months ended 9/24/04
Net Income—GAAP	$19,031
Gain on Maturity of DARTS, net of tax	(15,319)

Net Income Excluding DART	$3,712

Earnings per share-diluted—GAAP	$1.11
Gain on Maturity of DARTS, net of tax	(0.89)

Earnings per share-diluted Excluding DARTS	$0.22

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SWS Group Announces First Quarter Results / 5

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

September 24, 2004 and June 25, 2004

(In thousands, except par values and share amounts)

(Unaudited)

	Sept. 24, 2004	June 25, 2004
Assets
Cash and cash equivalents	$33,458	$88,589
Assets segregated for regulatory purposes	401,527	367,070
Marketable equity securities available for sale	3,205	7,038
Receivable from brokers, dealers and clearing organizations	3,452,684	3,107,287
Receivable from clients, net	362,463	421,799
Loans held for sale, net	97,008	79,083
Loans, net	476,447	462,957
Securities owned, at market value	187,979	141,108
Goodwill	8,358	8,183
Other assets	64,412	59,536

Total assets	$5,087,541	$4,742,650

Liabilities and Stockholders’ Equity
Short-term borrowings	$16,800	$—
Payable to brokers, dealers and clearing organizations	3,372,699	3,050,748
Payable to clients	684,608	691,456
Deposits	498,134	501,094
Securities sold, not yet purchased, at market value	108,429	88,957
Drafts payable	32,395	32,212
Advances from Federal Home Loan Bank	34,681	36,576
Other liabilities	84,765	82,968
Exchangeable subordinated notes	—	8,604

Total liabilities	4,832,511	4,492,615

Minority interest in consolidated subsidiaries	2,540	2,396

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 17,819,654 and outstanding 17,169,930 shares at September 24, 2004; issued 17,817,444 and outstanding 17,109,925 shares at June 25, 2004	1,781	1,781
Additional paid-in capital	245,389	245,391
Retained earnings	14,603	(2,718)
Accumulated other comprehensive income – unrealized holding gain (loss), net of tax	218	12,833
Deferred compensation, net	166	834
Treasury stock (649,724 shares at September 24, 2004 and 707,519 shares at June 25, 2004, at cost)	(9,667)	(10,482)

Total stockholders’ equity	252,490	247,639

Commitments and contingencies
Total liabilities and stockholders’ equity	$5,087,541	$4,742,650

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SWS Group Announces First Quarter Results / 6

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

For the three months ended September 24, 2004 and September 26, 2003

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended Sept. 24, 2004	Three Months Ended Sept. 26, 2003
Net revenues from clearing operations	$3,667	$5,276
Commissions	19,225	21,858
Interest	27,352	24,403
Investment banking, advisory and administrative fees	6,847	6,045
Net gains on principal transactions	22,316	3,453
Other	9,165	2,735

Total revenue	88,572	63,770

Commissions and other employee compensation	31,493	32,620
Interest	10,280	8,169
Occupancy, equipment and computer service costs	6,839	7,364
Communications	3,037	3,095
Floor brokerage and clearing organization charges	1,582	1,768
Advertising and promotional	805	771
Other	5,045	7,873

Total expense	59,081	61,660

Income before income tax expense and minority interest in consolidated subsidiaries	29,491	2,110
Income tax expense	10,198	527

Income before minority interest in consolidated subsidiaries	19,293	1,583
Minority interest in consolidated subsidiaries	(262)	(300)

Net income	19,031	1,283
Net income (loss) recognized in other comprehensive income, net of tax	(12,615)	893

Comprehensive income	$6,416	$2,176

Earnings per share – basic
Net income	$1.12	$0.08

Weighted average shares outstanding – basic	17,064,681	17,001,684

Earnings per share – diluted
Net income	$1.11	$0.07

Weighted average shares outstanding – diluted	17,167,448	17,206,521

Contact:	Jim Bowman, Vice President, Corporate Communications
214.859.9335, jbowman@swst.com